UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2006

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement. The information required by this Item is set forth below under Item 1.02 and is incorporated herein by reference.

ITEM 1.02. Termination of a Material Definitive Agreement

On April 13, 2006, CenterPoint Properties Trust entered into a separation agreement with Rockford O. Kottka, our Executive Vice President, Treasurer and Chief Accounting Officer. Mr. Kottka will retire from the Company effective June 30, 2006 and at that time will no longer be an officer of the Company. This separation agreement supersedes and terminates Mr. Kottka’s Employment and Severance agreement dated July 1, 2005.

During the transition period commencing April 13, 2006 and ending on June 30, 2006, Mr. Kottka will perform his existing duties, as well as assist in the transition of his duties and responsibilities to others in the Company. From July 1, 2006 through December 31, 2006, Mr. Kottka will be available to respond to the Company’s inquiries and reasonable requests for assistance related to matters arising from or related to his current employment. He will also attend each meeting of the Audit Committee, and other meetings reasonably necessary, through February 28, 2007 to assist with the completion of the Company’s financial statements. From July 1, 2006 through December 31, 2007, Mr. Kottka will receive his current base salary and remain eligible to participate in all standard employee benefit plans. Mr. Kottka will also receive a bonus equal to his 2005 annual bonus on or around December 31, 2006 and 2007. Mr. Kottka’s 2005 long-term incentive award which was awarded in 2006 was paid to him in a single, lump sum upon execution of his separation agreement. The agreement contains a covenant not to compete which extends through December 31, 2009 which prohibits Mr. Kottka from competing in similar activities and markets the Company is engaged in.

Pursuant to the agreement, the Company will reimburse Mr. Kottka for reasonable expenses incurred for his continued cooperation with the Company. Mr. Kottka’s receipt of these severance benefits is conditioned upon his execution of a release.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) The information required by this Item is set forth above under Item 1.02 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated: April 19, 2006	By:	/s/ Daniel J. Hemmer
Daniel J. Hemmer
Secretary